FOR IMMEDIATE RELEASE October 3, 2016

PCS EDVENTURES! ANNOUNCES $330,000 PRIVATE PLACEMENT

PCS Edventures!.com Completes Private Placement

Boise, Idaho, October 3rd, 2016 — PCS (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the successful completion of a $330,000 private placement.

The investment was from a group of private investors. The 5,076,922 “restricted” common share placement was an equity investment at a price of 6.5 cents per share. There were no warrants or convertible debt elements to the placement.

These funds will be used to fund inventory needs associated with the manufacturing of the Riot 250R Pro, the flagship racing product from Thrust-UAV and the RubiQ education drone, the Company’s exciting and engaging STEAM education drone.

Joe Egusquiza, Thrust-UAV Business Manager said, “With the feedback we have received from our potential distributors our production numbers could be significantly greater than our initial expectations. The team has been working hard to produce the premiere, top-of-the-line race drone and we think we have done that. The value of being developed and built right here in the USA gives us the ability to closely monitor quality and bring the consumer an almost-ready-to-fly drone that is unrivaled anywhere. It’s a very exciting time to be in this industry.”

Todd Hackett, CEO of PCS said, “We are looking forward to bringing these two products to market and know from early feedback from retail distributors and educational customers that we have an exciting product. I want to assure shareholders that we are using every resource available to minimize dilution but getting this product to market now is critical.”

About PCS:

PCS Edventures!.com, Inc. (OTCPK: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.
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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934; actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com
Investor Relations Web Site: pcsv.global

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